Exhibit 10.17

KYNDRYL EXCESS PLAN

Effective January 1, 2022

(except as otherwise provided herein)

ARTICLE I. INTRODUCTION

1.01            Name of Plan and Effective Date. This plan document is effective for Deferral Periods beginning on and after January 1, 2022, except with respect to (a) certain Automatic Contribution credits made in accordance with Section 5.01; (b) certain elections and deferrals that are carried over from the IBM Excess 401(k) Plus Plan (the “IBM Excess Plan”) for Deferral Periods that began in 2021: “base pay” and “performance pay” (each within the meaning of the IBM Excess Plan) paid by Kyndryl with respect to Deferral Periods beginning in 2021 and after the Company becomes an independent publicly traded company (but not deferred into the IBM Excess Plan); and (c) certain Matching Contributions with respect to deferrals described in (b).

1.02            Purpose. The purpose of the Plan is to attract and retain employees by providing a means for employees to defer their pay and for Transferred Employees to obtain company contributions outside of the Kyndryl 401(k) Plan, which is subject to certain limits under the Internal Revenue Code of 1986, as amended (the “Code”). All Plan benefits are paid out of the general assets of the Company (as defined in ARTICLE II).

1.03            Legal Status. The Plan is an unfunded deferred compensation plan for a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3), 401(a)(1), 4021(b)(6) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1.04            Section 409A.

The Plan is intended, and shall be construed, to comply with the requirements of Section 409A of the Code. Notwithstanding anything to the contrary in this Section 1.04, in no event shall the Company, its officers, directors, employees, parents, subsidiaries, or affiliates be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of Section 409A of the Code, or as a result of the Plan’s failure to satisfy any other applicable requirements for the deferral of tax.

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ARTICLE II. DEFINITIONS

The following words and phrases as used herein have the following meanings unless a different meaning is required by the context:

“401(k) Plan” means the Kyndryl 401(k) Plan as in effect from time to time.

“409A Key Employee” means, for each 12-consecutive-month period beginning on any April 1 (an “effective period”), an individual who is a “specified employee” of the Company (within the meaning of Treas. Reg. § 1.409A-1(i)) within the 12-consecutive-month period ending on the December 31 immediately preceding the start of such effective period, as follows:

(a)	Effective through March 31, 2022, “specified employees” means those individuals determined to be “specified employees” under the IBM Excess Plan in accordance with Treas. Reg. § 1.409A-1(i)(6)(iii).

(b)	Effective April 1, 2022, “specified employees” means those employees of the Company identified under a policy or other document adopted by Kyndryl. As of the Effective Date, the employees designated under such policy means all Participants.

“409A Separation from Service” means a separation from service within the meaning of Treas. Reg. § 1.409A-1(h), which shall include, but not be limited to, the following events:

(a)	A “termination of employment,” as that term is applied for purposes of the Kyndryl 401(k) Plan (except to the extent that an earlier event associated with such termination of employment is described in subsections (b) through (c), below or to the extent such termination is not a separation from service on account of the individual being expected to continue to provide services as a non-employee, or otherwise);

(b)	A permanent reduction in services to no more than 20% of the average level of services performed over the immediately preceding 36-month period (or the full period of services if less);

(c)	The six-month anniversary of a leave of absence, when no services are performed (including paid and unpaid leave and including disability leave or any combination thereof) other than a military leave.

“Account” means a record-keeping account maintained for a Participant under the Plan. A Participant’s Accounts under the Plan include an Elective Deferral Account, a Company Account, and such other sub-accounts as may be determined by the Plan Administrator.

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“Actively Employed” means actively employed by the Company, including on a leave of absence.

“Automatic Contribution” has the meanings provided in Sections 5.01 and 5.03.

“Base Pay” means an Employee’s base pay (determined under the 401(k) Plan) from the Company for employment while on a U.S. payroll, determined before reduction for deferrals under the Plan or the 401(k) Plan or for amounts not included in income on account of salary reductions under Code section 125 or 132(f). However, Base Pay does not include any pay during a Deferral Period that is paid after an Employee’s 409A Separation from Service (except amounts paid in the pay period in which the Employee’s 409A Separation from Service occurs and Rehire Pay).

“Beneficiary” means a person who is designated by a Participant or by the terms of the Plan to receive a benefit under the Plan by reason of the Participant’s death. Each Participant’s Beneficiary under the Plan shall be the person or persons designated as the Participant’s Beneficiary under the Plan, in the form and manner prescribed by the Plan Administrator. A beneficiary designation under the IBM Excess Plan that was made electronically (through the recordkeeper’s website) and was in effect as of immediately before the Effective Date will be treated as a beneficiary designation under this Plan as of the Effective Date.

If no such beneficiary designation is in effect under the Plan at the time of the Participant’s death, or if no designated beneficiary under the Plan survives the Participant, the Participant’s Beneficiary shall be the person or persons determined to be the Participant’s beneficiary under the 401(k) Plan (including the default beneficiary rules under the 401(k) Plan, if no beneficiary is designated under that plan, including due to there not being a beneficiary designation after full distribution of 401(k) Plan benefits).

“Board” means the Board of Directors of Kyndryl.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

“Company” means Kyndryl, Inc. a Delaware Corporation, having its principal place of business at New York, New York, and its Domestic Subsidiaries that are participating employers in the 401(k) Plan.

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“Company Auto Contribution-Eligible Individual” generally means, with respect to a Plan Year, any Transferred Employee to the extent such employee remains continuously employed by the Company following such employee’s Transfer Date (as defined in the 401(k) Plan) and who satisfies any of the following:

(a)	On December 15 of the Plan Year, the individual is employed by the Company, is on a U.S. payroll, and is not a Supplemental Employee; for this purpose, an individual (other than a Supplemental Employee) shall be treated as “employed” if the individual is on a leave of absence that is classified in the employer’s payroll records as a pre-retirement planning leave, a paid or unpaid leave of absence, or a military leave.

(b)	The individual terminates employment with the Company during the Plan Year due to Retirement.

(c)	The individual terminates U.S. employment during the Plan Year due to participation in Kyndryl’s global assignment program.

(d)	The individual is terminated by the Company as a result of the consummation of a divestiture or similar transaction (including an outsourcing or IP licensing transaction) and becomes an employee of the buyer or one of its affiliates immediately thereafter.

(e)	The individual terminates employment with the Company during the Plan Year due to death.

(f)	The individual terminates employment with the Company during the Plan Year due to transfer of employment from the Company directly to an Affiliate (as defined in the 401(k) Plan) that is not a participating employer in the Plan.

An individual shall not be a Company Auto Contribution-Eligible Individual for a Plan Year if the individual terminates employment with the Company prior to December 15 of the Plan Year for any reason not described in the foregoing provisions of this Section and did not satisfy the age and/or service requirements for Retirement on the date such benefits commence.

No individual who is rehired following a termination of employment with the Company and all of its affiliates (whether or not for a reason described in the foregoing provisions of this Section) shall be a Company Auto Contribution-Eligible Individual following such rehire.

Notwithstanding the preceding provisions of this Section, to be eligible for Matching Contributions or Automatic Contributions on account of Elective Deferrals of Performance Pay for the Deferral Period beginning in 2021 and otherwise paid in 2022 (as provided in Sections 5.02(b) and 5.03, respectively), the individual will be considered a Company Auto Contribution-Eligible Individual for 2022 if the individual meets the requirements in the preceding provisions of this Section, substituting “the date on which the applicable Performance Pay would otherwise be paid” for “December 15” in each place it appears in the preceding provisions of this Section.

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“Company Contributions” means amounts credited to a Participant’s Company Account, including Automatic Contributions, Matching Contributions, or Missed Matching Contributions.

“Company Missed Matching Contribution-Eligible Individual” generally means, with respect to a Plan Year, an Eligible Employee other than a Company Auto Contribution-Eligible Individual, who meets all of the following requirements:

(a)	The Eligible Employee participates in the 401(k) Plan and makes elective deferrals to the 401(k) Plan for the Plan Year that are equal to the limit provided under Code section 402(g).

(b)	The Eligible Employee’s Elective Deferrals to the Plan result in the Employee’s eligible compensation in the 401(k) Plan falling below the Pay Limit.

(c)	On December 15, 2021, such individual is employed by the Company, is on a U.S. payroll, and is not a Supplemental Employee; for this purpose, an individual (other than a Supplemental Employee) shall be treated as “employed” if the individual is on a leave of absence that is classified in the employer’s payroll records as a pre-retirement planning leave, a paid or unpaid leave of absence, or a military leave. Notwithstanding the preceding sentence, such individual will be considered employed by the Company for purposes of eligibility for Automatic Contributions for the applicable Plan Year if the individual is described in paragraphs (b), (c), (d), (e), or (f) in the definition of Company Auto Contribution-Eligible Individual.

“Company Only-2021 Contribution-Eligible Individual” means a “transferred employee,” as defined in the 401(k) Plan, other than a Company Auto Contribution-Eligible Individual, who meets both of the following requirements:

(a)	Such employee did not make elective deferrals in the IBM Excess Plan for a Deferral Period beginning in 2021 but was or would have been eligible for automatic contributions under the IBM Excess Plan for the 2021 Plan Year by reason of the individual’s eligible compensation for 2021 exceeding the Pay Limit (assuming for this purpose that Company compensation and Company U.S. employment were counted as IBM compensation and IBM U.S. employment, respectively, for purposes of the IBM Excess Plan).

(b)	On December 15, 2021, such individual is employed by the Company, is on a U.S. payroll, and is not a Supplemental Employee; for this purpose, an individual (other than a Supplemental Employee) shall be treated as “employed” if the individual is on a leave of absence that is classified in the employer’s payroll records as a pre-retirement planning leave, a paid or unpaid leave of absence, or a military leave. Notwithstanding the preceding sentence, such individual will be considered employed by the Company for purposes of eligibility for Automatic Contributions for the 2021 Plan Year if the individual is described in paragraphs (b), (c), (d), (e), or (f) in the definition of Company Auto Contribution-Eligible Individual.

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“Deferral Election” means an Eligible Employee’s election to defer Base Pay or Performance Pay under Sections 4.01 or 4.02.

“Deferral Period” means a period that (a) starts on January 1 and ends on the next following December 31 for Base Pay and (b) starts on April 1 and ends on the next following March 31 for Performance Pay.

“Domestic Subsidiary” means a “Domestic Subsidiary” as defined in the 401(k) Plan.

“Effective Date” means the initial effective date of the Plan, which is the date that the Company becomes an independent publicly-traded company or January 1, 2022, if earlier.

“Elective Deferrals” means deferrals of Base Pay or Performance Pay credited to the Participant’s Elective Deferral Account pursuant to a Participant’s election described in Sections 4.01 or 4.02.

“Eligible Employee” means, with respect to a Plan Year, an Employee who is eligible to make Elective Deferrals or to receive Company Contributions during the Plan Year pursuant to ARTICLE III.

“Employee” means an employee of the Company who is eligible to participate in the 401(k) Plan and is not a Supplemental Employee. Notwithstanding the foregoing, an individual who was an Employee and becomes a Supplemental Employee before or during a Deferral Period with respect to which the individual has a valid, irrevocable Deferral Election and without first incurring a 409A Separation from Service shall continue to be considered to be an Employee solely for purposes of the individual’s eligibility during such Deferral Period to make Elective Deferrals (but not for purposes of the individual’s eligibility for any Company Contribution during the period the Employee remains a Supplemental Employee). For example, an individual who becomes a Supplemental Employee is not eligible to participate in the 401(k) Plan (as in effect on the Effective Date) and is therefore not an Employee, except that if the individual has not incurred a 409A Separation from Service, the Employee’s Elective Deferrals shall continue pursuant to any irrevocable Deferral Election.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Excess 401(k) Eligible Pay” means, the excess, if any, of (A) the Eligible Employee’s eligible compensation under the 401(k) Plan determined without regard to the Pay Limit and amounts deferred under this Plan, over (B) the Eligible Employee’s eligible compensation under the 401(k) Plan determined taking into account the Pay Limit and amounts deferred under this Plan (in each case excluding, for the avoidance of doubt, any compensation earned as a non-Employee). For purposes of calculating an Eligible Employee’s Excess 401(k) Eligible Pay for 2021 Plan Year Automatic Contributions, eligible compensation shall only include compensation paid by Kyndryl on or after the Effective Date.

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“Executive” means an Employee who is a banded executive as designated in the Company’s records.

“IBM” means International Business Machines Corporation and any predecessor.

“IBM Excess Plan” means the IBM Excess 401(k) Plus Plan.

“Kyndryl” means Kyndryl, Inc., or any successor by merger, purchase, or otherwise.

“Matching Contribution” has the meaning provided in Section 5.02.

“Missed Matching Contribution” has the meaning provided in Section 5.04.

“Participant” means an individual who has a positive balance in an Account under the Plan.

“Pay Limit” means, for a Plan Year, the limit on compensation that may be taken into account during such Plan Year under a tax-qualified plan as determined under Code Section 401(a)(17).

“Performance Pay” means an Employee’s performance pay (determined under the 401(k) Plan) paid by the Company for employment while on a U.S. payroll, determined before reduction for deferrals under the Plan or the 401(k) Plan or for amounts not included in income on account of salary reductions under Code section 125 or 132(f). For the Performance Pay Deferral Period beginning in 2021, a Transferred Employee’s Performance Pay means the Employee’s performance pay (determined under the 401(k) Plan) paid by the Company for employment while on a U.S. payroll or on the IBM U.S. payroll, determined before reduction for deferrals under the Plan or the 401(k) Plan or for amounts not included in income on account of salary reductions under Code section 125 or 132(f). However, Performance Pay does not include any pay during a Deferral Period that is paid after an Employee’s 409A Separation from Service (except amounts paid in the pay period in which the Employee’s 409A Separation from Service occurs and Rehire Pay).

“Plan” means this Kyndryl Excess Plan.

“Plan Administrator” means Kyndryl’s VP, Global Benefits or such other person or committee appointed pursuant to ARTICLE VIII, which shall be responsible for reporting, recordkeeping, and related administrative requirements. If appointed as a committee, any one of the members of the committee may act individually on behalf of the committee to fulfill the committee’s duties.

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“Plan Year” means the calendar year.

“Rehire Pay” means Base Pay or Performance Pay, as applicable, that is payable on or after the date an Employee returns to active employment with the Company following a 409A Separation from Service or, if later, after the end of the Deferral Period in which the Employee’s 409A Separation from Service occurred. For example, if an Employee incurs a 409A Separation from Service in April 2022 (whether on account of a leave in excess of six months or because of a termination of employment with Kyndryl) and returns to active employment with Kyndryl in November 2022, the Employee’s Rehire Pay would include (a) Base Pay payable on or after January 1, 2023 (i.e., the beginning of the Base Pay Deferral Period after the 409A Separation from Service), and (b) Performance Pay payable on or after April 1, 2023 (i.e., the beginning of the Performance Pay Deferral Period after the 409A Separation from Service). By contrast, if instead the Employee returned to active employment on February 1, 2023, the Employee’s Rehire Pay would include (a) Base Pay payable on or after on February 1, 2023, and (b) Performance Pay payable on or after April 1, 2023.

“Retirement” means termination of employment (a) with at least 30 years of service, (b) after reaching age 55 with at least 15 years of service, (c) after reaching age 62 with at least 5 years of service, or (d) after reaching age 65 with at least 1 year of service. For purposes of this definition, “year of service” means a year of “Continuous Service” as defined in the Kyndryl 401(k) Plan. Retirement does not include a transfer to an affiliate of the Company that is not participating in the Plan, or death while employed by the Company, even if the Participant satisfies (a), (b), (c) or (d) above prior to the Participant’s transfer or death.

“Subsidiary” means a “Subsidiary” as defined in the 401(k) Plan.

“Supplemental Employee” means a “Supplemental 1 Employee” or a “Supplemental 2 Employee” as defined in the 401(k) Plan.

“Transferred Employee” means a “transferred employee,” as defined in the 401(k) Plan, who was, as of immediately prior to the Transferred Employee’s Transfer Date (as defined in the 401(k) Plan), either (i) an Eligible Employee in the IBM Excess Plan for 2021 who made a deferral election under the IBM Excess Plan for a Deferral Period beginning in the 2021 Plan Year; or (ii) an Executive who was hired by IBM on or after November 15, 2020 and prior to September 1, 2021.

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ARTICLE III. Eligibility

3.01        Eligibility for Elective Deferrals.

(a)            For Deferral Periods beginning in 2021, a Transferred Employee who made “elective deferrals” under the IBM Excess Plan will have such Employee’s IBM Excess Plan elections carried over to the Plan and thereby have (1) Base Pay Elective Deferrals credited to the Plan for the remainder of the 2021 Deferral Period, beginning after the Company becomes an independent publicly traded company, and (2) Performance Pay Elective Deferrals credited to the Plan with respect to Performance Pay paid by Kyndryl after the date the Company becomes an independent publicly traded company.

(b)            For Deferral Periods beginning in and after 2022, an Employee is eligible to make Elective Deferrals for the Deferral Period if the Employee is an Employee under the 401(k) Plan and is either (1) Actively Employed as an Executive on both November 15 and December 31 immediately prior to the start of the Deferral Period, or (2) a Transferred Employee who is Actively Employed on both November 15 and December 31 immediately prior to the start of the Deferral Period.

In addition to the Employees identified above, Kyndryl’s chief human resources officer may, in such officer’s sole discretion, determine that an Employee other than an executive officer shall be eligible to make Elective Deferrals for a Deferral Period even if the Employee does not otherwise satisfy the requirements set forth above. Any such determination shall be made by the December 15 immediately preceding the Deferral Period.

Notwithstanding any other provision in this Section 3.01, an individual shall be eligible to make Elective Deferrals for a Deferral Period only if the Plan Administrator notifies the Employee between August 1 and December 31 immediately preceding the Deferral Period that the Employee will be eligible to make Elective Deferrals under the Plan during the Deferral Period.

3.02        Eligibility for 2021 Automatic Contributions.

(a)            General Rule. For the 2021 Plan Year, except as provided in subsection (b) (regarding the period following a 409A Separation from Service), an Employee shall be eligible for Automatic Contributions only if the Employee is a Company Only-2021 Contribution-Eligible Individual or a Company Auto Contribution-Eligible Individual.

(b)            Eligibility after 409A Separation from Service. An Employee’s Automatic Contributions for a Plan Year shall be calculated without regard to any Excess 401(k) Eligible Pay for any payroll period that begins after the Employee has a 409A Separation from Service and ends before the next Plan Year.

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3.03        Eligibility for 2021 and 2022 Matching Contributions.

(a)            General Rule. For the 2021 and 2022 Plan Years, except as provided in subsection (b) (regarding the period following a 409A Separation from Service), an Employee shall be eligible for Matching Contributions only if the Employee is a Company Auto Contribution-Eligible Individual.

(b)            Eligibility after 409A Separation from Service. An Employee’s Matching Contributions for a Plan Year shall be calculated without regard to any Excess 401(k) Eligible Pay for any payroll period that begins after the Employee has a 409A Separation from Service and ends before the next Plan Year.

3.04        Eligibility for Automatic Contributions After 2021.

(a)            General Rule. For each Plan Year after 2021, except as provided in subsection (b) (regarding the period following a 409A Separation from Service), an Employee shall be eligible for Automatic Contributions for a Plan Year only if the Employee is a Company Auto Contribution-Eligible Individual. No Company 2021-Only Contribution-Eligible Individual or Company Missed Matching Contribution-Eligible Individual shall be eligible for Automatic Contributions after 2021.

(b)            Eligibility after 409A Separation from Service. An Employee’s Automatic Contributions for a Plan Year shall be calculated without regard to any Excess 401(k) Eligible Pay for any payroll period that begins after the Employee has a 409A Separation from Service and ends before the next Plan Year.

3.05        Eligibility for Missed Matching Contributions After 2021.

(a)            General Rule. For each Plan Year after 2021, except as provided in subsection (b) (regarding the period following a 409A Separation from Service), an Employee shall be eligible for Missed Matching Contributions for a Plan Year only if the Employee is a Company Missed Matching Contribution-Eligible Individual. No Company 2021-Only Contribution-Eligible Individual or Company Auto Contribution-Eligible Individual shall be eligible for Missed Matching Contributions.

(b)            Eligibility after 409A Separation from Service. An Employee’s Missed Matching Contributions for a Plan Year shall be calculated without regard to any Excess 401(k) Eligible Pay for any payroll period that begins after the Employee has a 409A Separation from Service and ends before the next Plan Year.

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ARTICLE IV. ELECTIVE DEFERRALS

4.01            Elective Deferrals for Deferral Periods Beginning in 2021. An Eligible Employee’s Deferral Election with respect to Base Pay and Performance Pay earned during Deferral Periods beginning in 2021 (to the extent such Pay had not previously been deferred and credited to the IBM Excess Plan) will be determined based on the Eligible Employee’s deferral election as in effect under the IBM Excess Plan immediately prior to the Effective Date of this Plan. Deferrals described in the preceding sentence that were not previously credited to the IBM Excess Plan shall be credited to the Employee’s Elective Deferral Account in this Plan on the date on which such amount would otherwise be paid to the Eligible Employee absent a Deferral Election.

4.02            Elective Deferrals for Deferral Periods Beginning in and After 2022. Elective Deferrals made pursuant to an Eligible Employee’s Deferral Election for Deferral Periods beginning in 2022 and thereafter, as described below, shall be credited to the Employee’s Elective Deferral Account on the date on which the amount would otherwise be paid to the Eligible Employee absent a Deferral Election.

(a)            Amount of Elective Deferrals.

(1)            Amount of Base Pay Deferrals. An Employee who, pursuant to Section 3.01, is eligible to make Elective Deferrals under the Plan for a Deferral Period with respect to Base Pay may elect to defer Base Pay from 1% to 80%, in 1% increments, of the Eligible Employee’s Base Pay, if any, for each payroll period that ends during the Deferral Period. An Employee’s elective deferral of Base Pay pursuant to this paragraph (1)  is subject to any restriction imposed by the Plan Administrator to ensure sufficient pay remains for other deductions and withholding, which limitations shall be imposed prior to the date on which the election becomes irrevocable.

(2)            Amount of Performance Pay Deferrals. An Employee who, pursuant to Section 3.01, may elect to make Elective Deferrals under the Plan for a Deferral Period with respect to Performance Pay may elect to make Deferrals from 1% to 80%, in 1% increments, of the Eligible Employee’s Performance Pay, if any, paid during the Deferral Period.

(b)            Timing of Deferral Elections. An Eligible Employee’s Deferral Elections under subsection (a), above, shall be made as follows:

(1)            Election Period. The election must be made while the individual is an Employee and Actively Employed, in the form and manner prescribed by the Plan Administrator, and during the time period prescribed by the Plan Administrator, which shall begin no earlier than the September 1 and end no later than the December 31 of the Plan Year immediately preceding the first day of the Deferral Period to which the election applies.

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(2)            Irrevocability. The election must become irrevocable on the December 31st immediately preceding the Plan Year during which the applicable Deferral Period begins. Once a Deferral Election becomes irrevocable, an Eligible Employee’s Deferral Election shall apply for the entire Deferral Period to which it relates and shall cease to apply after such Deferral Period except to the extent that the individual makes a new Deferral Election in accordance with this Section for subsequent Deferral Periods.

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ARTICLE V. COMPANY CONTRIBUTIONS

5.01 Automatic Contributions With Respect to 2021. For the short Plan Year beginning on the Effective Date and ending on December 31, 2021, Automatic Contributions shall be credited to the Company Account for each Employee who is eligible for Automatic Contributions for 2021 under Section 3.02. The amount of such Automatic Contributions, if any, shall be the amount of “automatic contributions” that would have been credited to the Employee under the IBM Excess Plan, if the Employee’s Excess 401(k) Eligible Pay for 2021 had been treated as eligible pay for 2021 under the IBM Excess Plan, but reduced by the amount of “automatic contributions” actually made to the IBM Excess Plan for 2021.

5.02 Matching Contributions for Transferred Employees With Respect to Deferral Periods Beginning in 2021. With respect to Elective Deferrals described in Section 4.01, Matching Contributions shall be credited to the Company Account for each Transferred Employee who is a Company Auto Contribution-Eligible Individual for the applicable Plan Year, as follows:

(a)            The amount of such Matching Contributions, if any, for the 2021 Plan Year shall be (1) the amount of “matching contributions” that would have been credited to the Employee under the IBM Excess Plan, assuming that the Employee’s Elective Deferrals for the 2021 Plan Year that were made to the Plan had been made to the IBM Excess Plan and the Employee’s Excess 401(k) Eligible Pay were considered eligible pay under the IBM Excess Plan, reduced by (2) the “matching contributions” actually made to the IBM Excess Plan for the 2021 Plan Year.

(b)            The amount of such Matching Contributions, if any, for the 2022 Plan Year shall be the amount of “matching contributions” that would have been credited to the Employee under the IBM Excess Plan for the 2022 Plan Year with respect to Elective Deferrals of Performance Pay for the Deferral Period beginning in 2021, assuming that such deferrals had been made to the IBM Excess Plan and were considered eligible pay under the IBM Excess Plan.

5.03 Automatic Contributions After 2021. For each Plan Year beginning on and after January 1, 2022, an Automatic Contribution shall be credited to the Company Account for each Employee who is eligible for Automatic Contributions for the Plan Year under Section 3.04. The amount of such Automatic Contributions shall be 6% of the Employee’s Excess 401(k) Eligible Pay, if any, for the Plan Year; provided, however, that for the 2022 Plan Year, Automatic Contributions on account of Elective Deferrals of Performance Pay for the Deferral period beginning in 2021 shall be based on the “automatic contributions” that would have been credited under the IBM Excess Plan, assuming that such deferrals had been made to the IBM Excess Plan and were considered eligible pay under the IBM Excess Plan, and such Elective Deferrals shall reduce the Employee’s otherwise applicable Excess 401(k) Eligible Pay.

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5.04 Missed Matching Contributions After 2021. For each Plan Year beginning on and after January 1, 2022, a Missed Matching Contribution shall be credited to the Company Account for each Employee who is eligible for Missed Matching Contributions for the Plan Year under Section 3.05. The amount of such Missed Matching Contribution shall be 3% of such portion of the Employee’s Elective Deferrals that, when added to the Eligible Employee’s eligible compensation under the 401(k) Plan, does not exceed the Pay Limit. In no case, will the sum of an individual’s Missed Matching Contributions under this Plan and matching contributions under the 401(k) Plan exceed 3% multiplied by the lesser of (a) the Employee’s eligible compensation under the 401(k) Plan plus Elective Deferrals under this Plan or (b) the Pay Limit.

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ARTICLE VI. VESTING, DEEMED INVESTMENT OF ACCOUNTS

6.01            Individual Accounts. For record-keeping purposes only, the Plan Administrator shall maintain, or cause to be maintained, records showing the individual balances of each Account maintained for a Participant from time to time under the Plan. Periodically, each Participant shall be furnished with a statement setting forth the value of the Participant’s Accounts under the Plan.

6.02            Vesting of Accounts. A Participant shall be fully vested in all Accounts maintained for the Participant under the Plan.

6.03            Deemed Investment of Accounts. A Participant’s Accounts under the Plan shall be adjusted for deemed earnings, gains, or losses determined in accordance with the following:

(a)            Deemed Investment Options Available.

(1)            General Rule. A Participant’s Account shall be treated as if the Participant had invested such accounts in certain 401(k) Plan investment funds in accordance with and subject to subsection (b), below.

(b)            Elections for Deemed Investment Options.

(1)            Initial Election For Future Credits. A Participant shall designate, in such form and at such time in advance as may be prescribed by the Plan Administrator, the proportions (in multiples of 1%) in which Elective Deferrals and Company Contributions credited to the Participant’s Plan Accounts shall be treated as if they had been allocated among any or all of the investment funds that are available under the 401(k) Plan (to the extent such funds are also made available under the Plan) at the time such amounts are credited. If the Participant makes no such designation, the Participant shall be deemed to have designated the default investment fund under the 401(k) Plan.

(2)            Change in Election for Future Credits. A Participant may elect, in such form and at such time in advance as may be prescribed by the Plan Administrator, to change the Participant’s investment elections for future Elective Deferrals and Company Contributions credited to the Participant’s Plan Accounts. Any restrictions on investment election changes that apply under the 401(k) Plan shall also apply under the Plan.

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(3)            Transfers Among Deemed Investment Options. A Participant may elect, in such form and at such time in advance as may be prescribed by the Plan Administrator, to transfer balances in the Participant’s Plan Accounts among the available investment funds, provided that:

i.	Transfers must be made in multiples of 1%, provided that the minimum amount transferred shall be $250 if that is greater than 1% (provided, however, that the Plan Administrator may specify a different percentage and/or a different dollar amount to be applied in this paragraph);

ii.	Any restrictions on transfers into or out of investment funds that apply under the 401(k) Plan shall also apply under the Plan; and

iii.	Plan Administrator may impose such additional rules and limits upon transfers between investment funds as the Plan Administrator may deem necessary or appropriate.

(c)            Administrative Fee. Each calendar quarter, an administrative fee shall be deducted pro rata from each Participant’s Accounts. The amount of the fee shall be determined by the Plan Administrator and, as of the Effective Date is $10 each quarter.

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ARTICLE VII. PAYMENT OF ACCOUNTS

7.01            Payment of Accounts Upon Death. If a Participant dies before the Participant’s Accounts have been distributed in full, the value of the Participant’s Accounts shall be paid in a lump sum to the Participant’s Beneficiary on the date that is 30 days after the date of the Participant’s death (or, if that date is not a business day, the first business day thereafter). However, the Plan Administrator may make payment on any other day to the extent that such payment is treated as being paid on the date specified in the previous sentence under applicable Treasury Regulations, which permit payment to be made within thirty days before the specified date and later within the same calendar year, or by December 31 of the first calendar year following the calendar year during which the death occurs. For purposes of determining the amount payable to the Beneficiary, the Participant’s Accounts will be valued as of the date the payment is processed.

7.02            Form of Payment for Accounts Paid Upon a 409A Separation from Service. A Participant may elect, at the time and in the manner described in Section 7.03, below, to have the value of the Participant’s Accounts paid under one of the following options, subject to the limits in Section 7.04, below (regarding delays for 409A Key Employees):

(a)            A lump sum payment as of the first business day that is at least 30 days after the Participant’s 409A Separation from Service;

(b)            A lump sum payment as of the last business day in January of the calendar year immediately following the calendar year in which the Participant’s 409A Separation from Service occurs; or

(c)            From two to 10 annual installments (as elected by the Participant), each paid as of the last business day in January beginning with the January immediately following the calendar year in which the Participant’s 409A Separation from Service occurs, until the elected number of installments have been paid, subject to Section 7.04(c) (involuntary cash-outs). This installment option is treated as the entitlement to a single payment for purposes of Treasury Regulation section 1.409A-2(b)(2)(iii).

However, the Plan Administrator may make payment on any other day to the extent that such payment is treated as being paid on the date specified above under Treasury Regulation section 1.409A-3(d), which permits payment to be made within thirty days before the specified date and later within the same calendar year, or, if later, within 2-1/2 months following the specified date, provided that the Participant is not permitted to designate the taxable year of payment.

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Notwithstanding any other provision of this Section 7.02, the portion of a Transferred Employee’s Accounts attributable to Deferral Periods beginning in 2021 (carried over from the IBM Excess Plan) including Automatic Contributions for Elective Deferrals of Performance Pay with respect to Deferral Periods beginning before 2022 shall be payable in the form of payment elected by the Transferred Employee for such deferrals under the IBM Excess Plan, as reflected in such IBM Excess Plan records as of immediately prior to the Effective Date (including, for this purpose, any subsequent election changes made pursuant to section 9.03(c) of the IBM Excess Plan, but only if such subsequent election was made prior to the Effective Date and becomes effective under the IBM Excess Plan).

7.03            Electing and Changing Payment Options.

(a)            Election of Payment Option. A Participant shall elect a payment option for the Participant’s Accounts in the form and manner prescribed by the Plan Administrator and during whichever of the following election periods applies to the Participant:

(1)            An individual who is eligible to make Elective Deferrals for Deferral Periods beginning in 2022 may, during the annual enrollment period prescribed by the Plan Administrator in 2021, elect the payment option that will apply to the portion of such Employee’s Accounts under the Plan attributable to (A) Elective Deferrals for Deferral Periods beginning in 2022 and thereafter and (B) Automatic Contributions for Excess 401(k) Eligible Pay earned in Deferral Periods beginning in and after 2022, whether or not the individual also elects to make Elective Deferrals during the enrollment period in 2021.

(2)            An individual who is first eligible to make Elective Deferrals in a Plan Year subsequent to 2022, may, during the annual enrollment period prescribed by the Plan Administrator that immediately precedes such Plan Year, elect the payment option that will apply to such individual’s Accounts under the Plan, whether or not the individual also elects to make Elective Deferrals during such enrollment period. Notwithstanding any other provision of this Section 7.03, a Transferred Employee’s payment option election made pursuant to the terms of the IBM Excess Plan for a Deferral Period beginning in 2021 shall be treated as an election under this Plan for purposes of this Section 7.03(a) and shall apply with respect to the portion of such Employee’s Accounts attributable to Deferral Periods beginning in 2021 including Automatic Contributions for Elective Deferrals of Performance Pay with respect to Deferral Periods beginning before 2022.

(3)            To the extent permitted by the Plan Administrator and consistent with Treas. Reg. § 1.409A-2(a)(7)(iii), an Eligible Employee may make a payment option election no later than January 31, 2022 with respect to Automatic Contributions such Employee earns for 2021 if such Employee does not have a payment option election made pursuant to the terms of the IBM Excess Plan as of immediately prior to the Effective Date.

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(b)            Irrevocability and Default Payment Option. If a Participant does not make an election under paragraph (a)~~,~~ the Participant’s initial payment election shall be the payment option described in Section 7.02(a) (immediate lump sum), above. A Participant’s initial payment election (including the default option described in the previous sentence) becomes irrevocable, and can be changed only in accordance with subsection (c), below.

(c)            Changing Payment Options. A Participant may elect, in the form and manner prescribed by the Plan Administrator, to change the Participant’s payment option determined under this Section 7.03, provided that:

(1)            The Participant must make such election at least 12 months before the date of his 409A Separation from Service;

(2)            The payment date for any lump sum or the start date for any series of installments provided for under the new payment option shall be the fifth anniversary of the payment date or start date that would have applied absent a change in payment option; and

(3)            Such election change shall not apply or be available with respect to the portion of a Transferred Employee’s Accounts attributable to Deferral Periods beginning in 2021 including Automatic Contributions for Elective Deferrals of Performance Pay with respect to Deferral Periods beginning before 2022.

7.04            Payment Upon a 409A Separation from Service. The value of a Participant’s Accounts shall be paid to the Participant upon the Participant’s 409A Separation from Service in the form and at the time provided in Sections 7.02 and 7.03, above, subject to the following:

(a)            Delay for 409A Key Employees. If the Participant is a 409A Key Employee on the date of the Participant’s 409A Separation from Service, the payment date for any lump sum or the start date for any series of installments provided for under the applicable payment option shall be the later of (I) the first business day that is six months after the date of the Participant’s 409A Separation from Service, or (II) the otherwise applicable payment date or start date, subject to subsection (b) (death). If the start date of a series of installments occurs other than as of the last business day in January due to application of this paragraph, installments after the first installment shall be paid as of the last business day in January of each subsequent year, as scheduled without regard to the delay described in this subsection (a).

(b)            Death of Participant After 409A Separation from Service. If the death of a Participant (including a 409A Key Employee described in subsection (a), above) occurs before the payment date for any lump sum or installment provided for under the applicable payment option, payment shall be made to the Participant’s Beneficiary as provided in Section 7.01.

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(c)            Involuntary Cash-Out. If (i) the applicable payment option is the installment option described in subsection 7.02(c), above, and (ii) the aggregate value of all of the Participant’s Accounts under the Plan determined as of the date of the Participant’s 409A Separation from Service is less than 50% of the Pay Limit in effect for the calendar year in which the Participant’s 409A Separation from Service occurs, the value of the Participant’s Accounts shall be distributed in a lump sum on the start date that would otherwise have applied for the elected installments, taking into account any applicable delay for a 409A Key Employee described in subsection (a), above.

7.05            Valuation of Accounts. For purposes of determining the amount of any payment of the Participant’s Accounts, the Participant’s Accounts will be valued as of the date the payment is processed, except that if payment is required under the terms of the Plan to be made as of the last business day in January of a Plan Year (for example, pursuant to Section 7.02(b)), the Participant’s Accounts with respect to such payment shall be valued as of such last business day in January. For purposes of determining the amount of any annual installment payment of the Participant’s Accounts, the value of the Participant’s Accounts on the valuation date shall be divided by the remaining number of installments. No adjustment shall be made to the amount of any lump sum or installment after the valuation date.

7.06            Effect of Rehire on Payments. If a Participant becomes eligible for a payment of benefits on account of a 409A Separation from Service and is rehired as an Employee before the Participant’s Accounts have been distributed in full, payments shall be made as if the Participant had not been rehired. If the Participant again becomes eligible to make Elective Deferrals or receive Company Contributions following the Participant’s rehire, the Plan Administrator shall arrange separate accounting for Elective Deferrals and Company Contributions (and related earnings, gains, or losses) credited to the Participant’s Accounts following the Participant’s rehire, and the Participant’s opportunity to make an initial distribution election under subsection 7.03(a) shall be determined without regard to the benefits earned under the Plan prior to the Participant’s rehire.

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ARTICLE VIII. ADMINISTRATION

8.01            Amendment or Termination. This Plan may be amended from time to time for any purpose permitted by law or terminated at any time by written resolution of the Board. Notwithstanding the preceding sentence, the Plan may be amended by Kyndryl’s chief human resources officer to the extent that such amendment is not materially inconsistent with a prior action of the Board, does not materially increase the Company’s cost of maintaining the Plan, or is required or advisable to comply with applicable law, each as determined by Kyndryl’s chief human resources officer in their sole discretion. The authority to amend or terminate the Plan shall include the authority to amend the procedure for amending or terminating the Plan and the authority to amend or terminate any related instrument or agreement.

8.02            Responsibilities.

(a)            The following persons and groups of persons shall severally have the authority to control and manage the operation and administration of the Plan as herein delineated:

(1)            the Board,

(2)            Kyndryl’s chief human resources officer, and

(3)            the Plan Administrator and each person on any committee serving as the Plan Administrator.

Each person or group of persons shall be responsible for discharging only the duties assigned to it by the terms of the Plan.

(b)            The Board shall be responsible only for approval of a resolution in accordance with Section 8.01 to amend or terminate the Plan.

(c)            Kyndryl’s chief human resources officer may, pursuant to a duly adopted resolution, delegate to any officer or employee of the Company, or a committee thereof, authority to carry out any decision, directive, or resolution of Kyndryl’s chief human resources officer. Kyndryl’s chief human resources officer may appoint one or more employees of the Company to serve as Plan Administrator or as a committee to fulfill the function of Plan Administrator. Kyndryl’s VP, Global Benefits shall serve as the Plan Administrator if no such appointment is made by Kyndryl’s chief human resources officer.

(d)            In the sole discretion of the Plan Administrator, the Plan Administrator shall have the full power and authority to:

(1)            promulgate and enforce such rules and regulations as shall be deemed to be necessary or appropriate for the administration of the Plan;

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(2)            adopt any amendments to the Plan that are required by law;

(3)            interpret the Plan consistent with the terms and intent thereof; and

(4)            resolve any possible ambiguities, inconsistencies, and omissions.

All such determinations and interpretations shall be in accordance with the terms and intent of the Plan, and the Plan Administrator shall report such actions to Kyndryl’s chief human resources officer on a regular basis.

(e)            Kyndryl’s chief human resources officer and the Plan Administrator may engage the services of accountants, attorneys, actuaries, investment consultants, and such other professional personnel as are deemed necessary or advisable to assist them in fulfilling their responsibilities under the Plan. Kyndryl’s chief human resources officer, the Plan Administrator, and their delegates and assistants will be entitled to act on the basis of all tables, valuations, certificates, opinions, and reports furnished by such professional personnel.

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ARTICLE IX. GENERAL PROVISIONS

9.01            Funding.

(a)            All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company. In the sole discretion of Kyndryl’s chief human resources officer, a Participant’s accounts under the Plan may be reduced to reflect allocable administrative expenses.

(b)            The Company, Kyndryl’s chief human resources officer, and the Plan Administrator do not guarantee the investment alternatives available under the Plan in any manner against loss or depreciation.

9.02            No Contract of Employment. Nothing herein contained shall be deemed to give any employee the right to be retained in the service of the Company or an affiliate or to interfere with the right of the Company or an affiliate to discharge any employee at any time without regard to the effect that such discharge may have upon the employee under the Plan. Nothing appearing in or done pursuant to the Plan shall be held or construed to create a contract of employment with the Company, to obligate the Company to continue the services of any employee, or to affect or modify any employee’s terms of employment in any way or to give any person any legal or equitable right or interest in the Plan or any part thereof or distribution therefrom or against the Company except as expressly provided herein.

9.03            Facility of Payment. In the event the Plan Administrator determines that any Participant or Beneficiary receiving or entitled to receive benefits under the Plan is incompetent to care for such individual’s affairs and in the absence of the appointment of a legal guardian of the property of the incompetent, benefit payments due under the Plan (unless prior claim thereto has been made by a duly qualified guardian, committee, or other legal representative) may be made to the spouse, parent, brother or sister, or other person, including a hospital or other institution, deemed by the Plan Administrator to have incurred or to be liable for expenses on behalf of such incompetent. In the absence of the appointment of a legal guardian of the property of a minor, any minor’s share of benefits payable under the Plan may be paid to such adult or adults as in the opinion of the Plan Administrator have assumed the custody and principal support of such minor. The Plan Administrator, however, in its sole discretion, may require that a legal guardian for the property of such incompetent or minor be appointed before authorizing the payment of benefits in such situation. Benefit payments made under the Plan in accordance with determinations of the Plan Administrator pursuant to this Section 9.03 shall be a complete discharge of any obligation arising under the Plan with respect to such benefit payments.

9.04            Withholding Taxes. The Plan Administrator shall have the right to withhold all applicable taxes or other payments from benefits hereunder and to report information to government agencies when required to do so by law.

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9.05            Nonalienation. No benefits payable under the Plan shall be subject to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy, or like encumbrance. No benefit under the Plan shall in any manner be liable for or subject to the debts or liabilities of any person entitled to benefits under the Plan. On and after the Effective Date, compliance with any domestic relations order relating to a Participant’s Account that the Plan Administrator determines must be complied with under applicable law shall not be considered a violation of this provision; provided, however, that an administrative fee determined by the Plan Administrator shall be deducted from any Participant’s Account that is subject to a domestic relations order.

9.06            Administration. All decisions, determinations, or interpretations the Board, Kyndryl’s chief human resources officer, the Plan Administrator, the Company, or any member, officer or employee thereof are authorized to make under the Plan (including the delegation of any authority hereunder to another party) shall be made in that party’s sole discretion and shall be final, binding, and conclusive on all interested persons.

9.07            Construction. All rights hereunder shall be governed by and construed in accordance with federal law and, to the extent not preempted by federal law, the laws of the State of New York without regarding to the choice of law rules of any jurisdiction.

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ARTICLE X. CLAIMS PROCEDURE

If a Participant or Beneficiary believes they are entitled to have received benefits but have not received such benefits, the Participant or Beneficiary must accept any payment made under the Plan and make prompt and reasonable, good faith efforts to collect the remaining portion of the payment, as determined under Treas. Reg. § 1.409A-3(g). For this purpose (and as determined under such regulation), efforts to collect the payment will be presumed not to be prompt, reasonable, good faith efforts, unless the Participant or Beneficiary provides notice to the Plan Administrator within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and the regulations under Code Section 409A, and unless, if not paid, the Participant or Beneficiary takes further enforcement measures within 180 days after such latest date. In addition, a Participant or Beneficiary must exhaust any other claims procedures established by the Plan Administrator before initiating litigation.

Any limitations periods for filing claims in court that apply under the 401(k) Plan shall also apply under this Plan. This incorporation by reference is not intended to broaden the scope of the claims that are available under this Plan. For example, certain claims that may be pursued under the 401(k) Plan in certain circumstances (such as claims for breach of fiduciary duty) may not be pursued under this Plan.

Any action in court in connection with the Plan by, or on behalf of, any participant or beneficiary must be brought in the federal courts in New York, New York County. By participating in the Plan, participants consent to jurisdiction and venue in courts in New York, New York County to resolve any issues that may arise out of the Plan.

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